Exhibit 23-a



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-13429 of KeySpan Corporation on Form S-3 of our reports dated February 28, 2005, relating to the financial statements and financial statement schedule of KeySpan Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards (SFAS) No.142, "Goodwill and Other Intangible Assets" as discussed in Note 1(G), the adoption of SFAS No. 148, "Accounting for Stock-Based Compensation- Transition and Disclosure" as discussed in Note 1(N), the adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations" as discussed in Note 1(P) and the adoption of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" as discussed in Note 1(P)) and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of KeySpan Corporation for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP
New York, New York
February 13, 2006